PRICING SUPPLEMENT                                         File No. 333-97937
-------------------                                            Rule 424(b)(3)
(To the Prospectus Supplement and Prospectus dated September 25, 2002)
Pricing Supplement Number:2265


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
                                         Merrill Lynch & Co., Inc.
                                        Medium-Term Notes, Series B
                                 Due Nine Months or More from Date of Issue


                                            Floating Rate Notes


Principal Amount:       $75,000,000                         Original Issue Date:         December 11, 2002

CUSIP Number:           59018YPM7                           Stated Maturity Date:        December 11, 2003

Issue Price:            100.00%                             Commission:                  0.0750%

Interest Calculation:                                       Day Count Convention:
--------------------                                        --------------------
/ x / Regular Floating Rate Note                            / x / Actual/360
/   / Inverse Floating Rate Note                            /   / 30/360
      (Fixed Interest Rate):                                /   / Actual/Actual





Interest Rate Basis:
-------------------
/   / LIBOR                                                 /   / Commercial Paper Rate
/   / CMT Rate                                              /   / Eleventh District Cost of Funds Rate
/   / Prime Rate                                            /   / CD Rate
/ x / Federal Funds Rate                                    /   / Other (see attached)
/   / Treasury Rate
      Designated CMT Page:                                        Designated LIBOR Page:
        CMT Telerate Page:                                          LIBOR Telerate Page:
         CMT Reuters Page:                                           LIBOR Reuters Page:
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
Index Maturity:          Not Applicable                        Minimum Interest Rate:       Not Applicable

Spread:                  + 0.0018                              Maximum Interest Rate:       Not Applicable

Initial Interest Rate:   Calculated as if the Original Issue   Spread Multiplier:           Not Applicable
                         Date was an Interest Reset Date
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
Interest Payment Dates:  Quarterly, on the 11th of March, June, September and at maturity, subject to the following Business Day convention

Interest Reset Dates:    Each Business Day, commencing December 11th, 2002, to but excluding the Stated
                         Maturity Date, subject to following Business Day convention, provided however, the interest rate in effect on the two Business Days preceding each Interest
                         Payment Date or the Stated Maturity Date, as the case may be, to but excluding such Interest Payment Date or Stated Maturity Date, will be the rate in effect on the second Business Day preceding such Interest Payment Date or the
                         Stated Maturity Date, as applicable.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                    The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Underwriters:            Pursuant to an agreement, dated December 5, 2002 (the "Agreement"), between
                         Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has
                         agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                         Underwriters                                      Principal Amount of the Notes
                         ------------                                      -----------------------------
                         Merrill Lynch, Pierce, Fenner & Smith
                                     Incorporated                                $71,250,000
                         ABN AMRO Incorporated                                    $1,875,000
                         HSBC Securities (USA) Inc.                               $1,875,000
                                                                                 -----------
                                                                   Total         $75,000,000


                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.
                         After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Dated:                   December 5, 2002
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